Exhibit 99.1
STRATOS INTERNATIONAL CONSUMMATES MERGER WITH EMERSON
CHICAGO, July 12 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), today announced that it has consummated its merger with a wholly owned subsidiary of Emerson (NYSE: EMR), a $20 billion leading global technology company that provides products and services for a wide range of industries, commercial markets and end-users. The merger was finalized after the shareholders of Stratos approved the merger at a special meeting held earlier today. As a result of the merger, Stratos is no longer a public company and provided notice today to the NASDAQ Stock Market requesting that its common stock (formerly traded under the NASDAQ symbol “STLW”) be delisted from the NASDAQ Stock Market LLC at the close of business on July 12, 2007.
Under the terms of the merger agreement, the holders of Stratos International common stock will receive $8.00 per share in cash for their shares, for a total consideration of approximately $118 million, or an aggregate consideration of approximately $83.5 million, net of acquired cash.
Phillip A. Harris, President and CEO of Stratos said, “We are pleased that our shareholders recognized the value of this transaction and we look forward to joining Emerson. This transaction will provide significant opportunities for Stratos to penetrate new industry channels and deliver superior services to our existing customers.”
About Emerson
Emerson, based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2006 were $20.1 billion. For more information, visit http://www.emerson.com.
About Stratos International
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form-factors for high density and harsh environment networking applications. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 150 US patents issued and pending. Stratos currently serves more than 1,300 active customers, primarily in the telecom/datacom, military/aerospace and video markets.
Safe Harbor Statement
This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).
For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratosintl.com.